EXHIBIT 5
                    (Letterhead of Friday, Eldredge & Clark)

                                December 17, 1999



Acxiom Corporation
1 Information Way
Little Rock, Arkansas 72202

Ladies and Gentlemen:

         This opinion is being provided in connection with the Registration Statement on Form S-3, Registration No. 333-79501, (the "Registration Statement"), filed with the Securities and Exchange Commission by Acxiom Corporation (the "Company") for the benefit of certain selling stockholders for registration under the Securities Act of 1933, as amended (the "Act"), of 165,546 shares of the Company's common stock, $.10 par value per share (the "Shares").

         It is our opinion that all action necessary to register the Shares under the Act will have been taken when the Registration Statement shall have become effective in accordance with the applicable provisions of the Act.

         It is our further opinion that the Shares have been validly and legally authorized and issued and are fully paid and non-assessable. This opinion does not pass upon the matter of compliance with "Blue Sky" laws or similar laws relating to the sale or distribution of the Shares.

         We hereby consent to the use of this opinion as an exhibit to the Registration Statement, as it may be amended, and consent to such references to us as are made therein.

                                            Very truly yours,

                                            /s/ FRIDAY, ELDREDGE & CLARK, LLP

                                            FRIDAY, ELDREDGE & CLARK, LLP

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